Filed pursuant to Rule 424(b)(7)

File No. 333-255526

PROSPECTUS

TANZANIAN GOLD CORPORATION

17,613,847 Common Shares

The selling shareholders named in this prospectus may use this prospectus to offer and resell from time to time up to 17,613,847 of our common shares, without par value, which are comprised of (i) 16,461,539 common shares underlying the exercise of warrants to purchase common shares (the “Common Warrants” ) issued in a private placement (the “Private Placement”) pursuant to a certain Securities Purchase Agreement by and among us and certain institutional and accredited investors (the “Purchasers”), dated as of February 9, 2021 (the “Securities Purchase Agreement”) and (ii) 1,152,308 common shares underlying the placement agent warrants (the “Placement Agent Warrants”) we issued to A.G.P./ Alliance Global Partners (“A.G.P.” or “Placement Agent”), including certain of its designees, on February 11, 2021, as part of A.G.P’s compensation for serving as our exclusive placement agent in connection with a registered direct offering and concurrent Private Placement.

We refer to the Common Warrants and the Placement Agent Warrants collectively as the “Warrants.”

The Common Warrants were issued to the Purchasers in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Regulation D (Rule 506) thereunder. Each Purchaser represented that it was an “accredited investor” (as defined by Rule 501 under the Securities Act). We are registering the offer and resale of the common shares underlying the Common Warrants (the “Common Warrant Shares”) to satisfy a provision in the Securities Purchase Agreement pursuant to which we agreed to register the resale of the Common Warrant Shares.

In addition, the Placement Agent Warrants were issued to A.G.P., including certain of its designees in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act and Regulation D thereunder. We are also registering the offer and resale of the common shares issuable under the Placement Agent Warrants.

We will not receive any proceeds from the resale of any of the common shares being registered hereby sold by the selling shareholders.  However, we will receive proceeds from the exercise of Warrants held by the selling shareholders if exercised for cash.

Our common shares are listed on the NYSE American under the symbol TRX. On May 14, 2021, our common share closed at $0.51 per share. There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to list the Warrants on the NYSE American, any other national securities exchange or any other trading system.

The selling shareholders may offer all or part of the common shares registered hereby for resale from time to time through public or private transactions, at either prevailing market prices or at privately negotiated prices. Our registration of the common shares covered by this prospectus does not mean that the selling shareholders will offer or sell any of the common shares. With regard only to the common shares the selling shareholders sell for their own behalf, the selling shareholders may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

The Company has paid all of the registration expenses incurred in connection with the registration of the Common Warrant Shares and Placement Agent Shares. We will not pay any of the selling commissions, brokerage fees and related expenses.

Investing in our securities involves a high degree of risk. Before making an investment decision, please read “Risk Factors” beginning on page 8 of this prospectus and any other risk factor included in any accompanying prospectus supplement and in the documents incorporated by reference into this prospectus or any prospectus supplement.

Neither the Securities and Exchange Commission (“SEC”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2021.

TABLE OF CONTENTS

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and in any prospectus supplement we may file constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 (“Securities Act”) and Section 21E of the Securities Exchange Act of 1934 (“Exchange Act”). These statements relate to future events concerning our business and to our potential revenues, operating results, and financial condition. In some cases, you can identify forward-looking statements by terminology such as “may”, “will”, “could”, “would”, “should”, “expect”, “plan”, “anticipate”, “intend”, “believe”, “estimate”, “forecast”, “predict”, “propose”, “potential”, or “continue” or the negative of those terms or other comparable terminology.

Any forward looking statements contained in this prospectus or any prospectus supplement are only estimates or predictions of future events based on information currently available to our management and management’s current beliefs about the potential outcome of future events. Whether these future events will occur as management anticipates, whether we will achieve our business objectives, and whether our potential revenues, operating results, or financial condition will improve in future periods are subject to numerous risks. There are a number of important factors that could cause actual results to differ materially from the results anticipated by these forward-looking statements. These important factors include those that we discuss under the heading “Risk Factors” and in other sections of our Annual Report on Form 20-F for the fiscal year ended August 31, 2020, as amended, as well as in our other reports filed from time to time with the Securities and Exchange Commission (“SEC”) that are incorporated by reference into this prospectus. You should read these factors and the other cautionary statements made in this prospectus and in the documents we incorporate by reference into this prospectus as being applicable to all related forward-looking statements wherever they appear in this prospectus or the documents we incorporate by reference into this prospectus. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CAUTIONARY NOTE TO UNITED STATES INVESTORS CONCERNING
TERMINOLOGY OF MINERAL RESOURCES

As an Alberta corporation, Tanzanian Gold Corporation (the “Company”) is subject to certain rules and regulations issued by Canadian Securities Administrators. The Company files an Annual Report on Form 20-F as its Annual Information Form (“AIF”) with the British Columbia, Alberta and Ontario Securities Commissions via the System for Electronic Document Analysis and Retrieval (“SEDAR”). Under the filing requirements for an AIF, the Company is required to provide detailed information regarding its properties including mineralization, drilling, sampling and analysis, security of samples, and mineral resource and mineral reserve estimates, if any. Further, the Company may describe its properties utilizing terminology such as “Proven Mineral Reserve” or “Probable Mineral Reserve” or “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources” that are permitted by Canadian securities regulations.

United States investors are cautioned not to assume that any part of the mineral deposits, if any, in the “Proven Mineral Reserve” or “Probable Mineral Reserve” or “Measured Mineral Resources,” “Indicated Mineral Resources” and “Inferred Mineral Resources” categories will ever be converted into reserves. On October 31, 2018, the SEC adopted Item 1300 of Regulation S-K (“Item 1300”) to modernize the property disclosure requirements for mining registrants, and related guidance, under the Securities Act and the Exchange Act. All registrants are required to comply with Item 1300 for fiscal years ending after January 1, 2021. Item 1300 uses the Committee for Mineral Reserves International Reporting Standards (“CRIRSCO”) based classification scheme for mineral resources and mineral reserves, that includes definitions for inferred, indicated, and measured mineral resources.

United States investors are cautioned not to assume that any part or all of the mineral deposits identified as an “inferred mineral resource,” “indicated mineral resource,” or “measured mineral resource” will ever be converted to probable mineral reserves or proven mineral reserves as defined by Item 1300 of the SEC regulations. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource, indicated mineral resource or measured mineral resource is economically mineable.

1

ABOUT THIS PROSPECTUS

This prospectus, together with applicable prospectus supplement, any information incorporated by reference, includes all material information relating to our securities. We may also add, update or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we have incorporated by reference into this prospectus, including, without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement and any related free writing prospectus, together with the information incorporated herein by reference as described under the heading “Where You Can Find Additional Information”, before buying any of the securities being offered.

You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

Neither the delivery of this prospectus nor any sale made under it implies that there has been no change in our affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Where You Can Find Additional Information”.

In this prospectus, “we,” “us,” “our,” and the “Company,” refer to Tanzanian Gold Corporation and its subsidiaries, unless the context otherwise requires. In addition, references to dollar amounts in this prospectus shall mean United States dollars, unless otherwise indicated.

2

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and information appearing elsewhere in this prospectus and in the documents we incorporate by reference in this prospectus. This summary is not complete and does not contain all of the information that you should consider before investing in our securities. After you read this summary, to fully understand our company and this offering and its consequences to you, you should read this entire prospectus and any prospectus supplement carefully, including the information referred to under the heading “Risk Factors” in this prospectus, and any prospectus supplement as well as the other documents that we incorporate by reference into this prospectus including our financial statements and the exhibits to the registration statement of which this prospectus is a part.

Our Company

Tanzanian Gold Corporation was originally incorporated under the name “424547 Alberta Ltd.” in the Province of Alberta on July 5, 1990, under the Business Corporations Act (Alberta). The name was changed to “Tan Range Exploration Corporation” on August 13, 1991. The name of the Company was again changed to “Tanzanian Royalty Exploration Corporation” on February 28, 2006. Subsequently, at the 2019 Annual Meeting, the shareholders approved a change of name to Tanzanian Gold Corporation. The Company is also registered in the Province of British Columbia as an extra-provincial company under the Business Corporations Act (British Columbia) and in the Province of Ontario as an extra-provincial company under the Business Corporations Act (Ontario).

The principal executive office of the Company is located at Tanzanian Gold Corporation #202, 5226 Larch Street, Vancouver, British Columbia, Canada V6M 4E1, and its telephone number is (844) 364-1830. We maintain a website at http://www.tangoldcorp.com. Information contained on, or that can be accessed through, our website is not part of this prospectus.

Business Overview

The Company along with its joint venture partner, State Mining Company (“Stamico”), a 100% owned entity of the Government of the United Republic of Tanzania (“Tanzania”), is building a significant gold project at Buckreef (“Buckreef” or the “Buckreef Project”) in Tanzania that is based on a significant Mineral Resource base and the treatment of its mineable Mineral Reserves in two standalone plants. The Measured Mineral Resource is 19.98MT at 1.99 g/t gold containing 1,281,161 ounces of gold. The Indicated Mineral Resource is 15.89MT at 1.48g/t gold containing 755,119 ounces of gold for a combined M&I tonnage of 35.88MT at 1.77g/t gold, containing 2,036,280 ounces of gold. The Buckreef Project also contains an Inferred Mineral Resource of 17.8MT at 1.11g/t gold for contained gold of 635,540 ounces of gold. The Company is actively investigating and assessing multiple exploration targets on its property. (Please refer to the Company’s Updated Mineral Resources Estimate for Buckreef Gold Project, dated May 15, 2020, for more information.)

The Company is advancing on three value-creation tracks:

•	Strengthening its balance sheet by expanding near-term production to 15,000 - 20,000 oz. of gold per year from the processing of oxide material from an expanded oxide plant;
•	Advancing the Final Feasibility Study for a stand-alone sulphide treating plant that is substantially larger than previously modelled and targeting significant annual gold production; and
•	Continuing with a drilling program to further test the potential of its property, Exploration Targets and Mineral Resource base by: (i) identifying new prospects; (ii) drilling new oxide/sulphide targets; (iii) infill drilling to upgrade Mineral Resources currently in the Inferred category; and (iv) a step-out drilling program in the Northeast & South Extensions.

3

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, with respect to the securities covered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the registration statement and the exhibits filed with the registration statement. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, we file certain reports and other information with the SEC. Such reports and other information are available at the website of the SEC referred to above. We maintain a website at http://www.tangoldcorp.com. You may access our Annual Report on Form 20-F and other reports that we file pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as certain filings made with the SEC under Sections 13(a), 13(c), or 15(d) of the Exchange Act from the date of the initial registration statement and prior to the effectiveness of this registration statement, and any filings made after the date of this prospectus until we sell all of the securities under this prospectus, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. The documents we are incorporating by reference as of their respective dates of filing are:

•	Our Registration Statement of common shares pursuant to Section 12(b) of the Securities Exchange Act of 1934 on Form 8-A;
•	Our Annual Report on Form 20-F for the fiscal year ended August 31, 2020, filed with the SEC on December 2, 2020; as amended pursuant to Annual Report on Form 20-F/A filed with the SEC on February 9, 2021;

4

•	Our Form 6-K for December 2020, filed with the SEC on December 2, 2020, regarding appointment of our new Chief Executive Officer;
•	Form 6-K for December 2020, filed with the SEC on December 21, 2020 regarding the sale of our common shares and warrants in a registered direct offering;
•	Form 6-K for January 2021, filed with the SEC on January 8, 2021, regarding update on Buckreef Gold Project;
•	Exhibits 99.1 and 99.2 to our Form 6-K for January 2021, filed with the SEC on January 15, 2021, regarding Condensed Consolidated Interim Financial Statements for the three months November 30, 2020 and 2019 and Management Discussion and Analysis, as amended by our Form 6-K/A filed with the SEC on February 9, 2021;
•	Our Form 6-K for January 2021 filed with the SEC on January 21, 2021, regarding resignation of one of our directors and change in committee;
•	Exhibits 99.1 and 99.2 to our Form 6-K for January 2021 filed with the SEC on January 26, 2021, containing our Notice of Meeting and Management Information Circular related to our Annual General and Special Meeting to be held on February 25, 2021; and
•	Exhibits 4.1, 4.2 and 10.1 of our Form 6-K for February 2021 filed with the SEC on February 9, 2021, regarding the announcement of our sale of common shares in a registered direct offering and warrants in a private placement;
•	Exhibits 99.1 and 99.2 to our Form 6-K for February 2021 filed with the SEC on February 25, 2021, regarding certain results at the Buckreef Gold Project and Exploration Target Clarification;
•	Exhibit 99.1 March 2021 filed with the SEC on March 4, 2021, regarding senior management changes at the Buckreef Gold Project;
•	Exhibit 99.1 March 2021 filed with the SEC on March 17, 2021, regarding the appointment of Shubo Rakhit as Director;
•	Exhibits 99.1 and 99.2 to our Form 6-K for April 2021, filed with the SEC on April 15, 2021, regarding Condensed Consolidated Interim Financial Statements for the six months February 28, 2021 and 2020 and Management Discussion and Analysis; and
•	Our Form 6-K for April 2021, filed with the SEC on April 23, 2021, regarding our Chief Financial Officer.

All subsequent annual reports on Form 20-F filed by us and all subsequent reports on Form 6-K filed by us that are identified by us as being incorporated by reference shall be deemed to be incorporated by reference into this prospectus and deemed to be a part hereof after the date of this prospectus but before the termination of the offering by this prospectus.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Each person, including any beneficial owner to whom this prospectus is delivered, may request, orally or in writing, a copy of these documents, which will be provided at no cost, by contacting:

Corporate Secretary
Tanzanian Gold Corporation
#202, 5226 Larch Street
Vancouver, British Columbia
Canada V6M 4E1
Telephone number: (844) 364-1830

5

THE OFFERING

Common shares offered by the selling shareholders herein	17,613,847 common shares underlying the Warrants
Common shares outstanding	254,870,556 common shares(1)
Common shares outstanding after (assuming the exercise of all Warrants by the selling shareholders)	272,484,403(1)(2)
Selling Shareholders

On February 11, 2021, we closed on a private placement of warrants pursuant to which the certain institutional accredited investors, acquired Common Warrants to purchase 16,461,539 common shares. The exercise price of each Warrant is $0.80 per share. The Common Warrants are exercisable six months after date of issuance and have a term of five years from the date of issuance.

In addition, on February 11, 2021, concurrent with the private placement of the Common Warrants, we closed on a registered direct offering of our common shares pursuant to which we issued warrants to A.G.P./Alliance Global Partners (“A.G.P.” or “Placement Agents”) and its designees, to purchase 1,152,308 common shares as part of compensation for their placement agent services (“Placement Agent Warrants”). The Placement Agent Warrants have substantially similar terms to the Common Warrants. The Placement Agent Warrants and Common Warrants are referred to herein as the “Warrants.”

Use of Proceeds	We will not receive any proceeds from the sale of the common shares, or the Shares, by the selling shareholders hereunder. We will receive proceeds upon the exercise of Warrants by the selling shareholders if exercised for cash. Any proceeds will be used for general corporate and working capital or for other purposes that the Board of Directors, in their good faith, deems to be in the best interest of the Company. No assurances can be given that any of such Warrants will be exercised. See “Use of Proceeds.”

Risk Factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 8 of this prospectus for a discussion of factors you should consider carefully when making an investment decision.

Exchange Listing	Our common shares are listed on the NYSE American under the symbol “TRX.” There is no established trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to list the Warrants on the NYSE American, any other national securities exchange or any other trading system.

Transfer Agent	The transfer agent and registrar for our common shares is Odyssey Trust Company, Stock Exchange Tower 350, 300 5th Avenue SW, Calgary, Alberta Canada T2P 3C4; 888-290-1175.

6

(1)	As of April 15, 2021

(2)

Unless otherwise indicated, this prospectus assumes exercise of all Warrants and the sale of common shares offered by the selling shareholders hereunder. The number of common shares to be outstanding as shown above is based on 254,870,556 common shares outstanding as of April 15, 2021, and assumes the exercise and sale of:

•	16,461,539 common shares underlying the warrants issued to selling shareholders in the private placement offering which closed on February 12, 2021 , at an exercise price of $0.

•	1,152,308 common shares underlying the Placement Agent Warrants issued as compensation to the Placement Agent in connection with an offering that closed on February 12, 2021, at an exercise price of $0.80 per share.

But excludes the following:

•	(i) 7,351,000 common shares underlying stock options outstanding under our stock plans, at a weighted average exercise price of Cdn$0.41 per share; and (ii) 8,794,116 common shares available for future grant or issuance pursuant to our stock plans; and

•	214,285; 73,616; 3,002,037; 2,777,268; and 17,613,847 common shares underlying outstanding warrants with exercise prices of $0.9515; $0.8718; $1.2125; $1.50; and $0.80, respectively.

7

RISK FACTORS

Investment in our securities involves risks. Before deciding whether to invest in our securities, you should consider carefully the risk factors discussed below and those contained in “Part I. Item 3. Key Information- D. Risk Factors” of our Annual Report on Form 20-F for the fiscal year ended August 31, 2020, as amended, as filed with the SEC which is incorporated herein by reference in its entirety, as well as any amendment or update to our risk factors reflected in subsequent filings with the SEC. If any of the risks or uncertainties described in our SEC filings actually occurs, our business, financial condition, results of operations or cash flow could be materially and adversely affected. This could cause the trading price of our common shares to decline, resulting in a loss of all or part of your investment. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional common shares or other securities convertible into or exchangeable for our common shares at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing shareholders. The price per share at which we sell additional shares of our common shares, or securities convertible or exchangeable into common shares, in future transactions may be higher or lower than the price per share paid by investors in this offering.

Sales of a significant number of our common shares in the public market, or the perception that such sales could occur, could depress the market price of our common shares.

Sales of a substantial number of our common shares in the public market could depress the market price of our common shares and impair our ability to raise capital through the sale of additional equity securities. We cannot predict the effect that future sales of our common shares would have on the market price of our common shares.

The exercise price of our outstanding warrants and options may be below market and may have the effect of suppressing the price for our common shares.

In connection with our prior financings and the engagement of employees and advisors, we have issued warrants and options some of which may have exercise prices that are below the current market price for our common shares. These exercise prices may have the effect of suppressing the price of our common shares until such warrants and stock options have been exercise and sold. The exercise of warrants and options into common shares and future sales may further dilute the common shares and adversely impact the price of our common shares. In addition, the sale of a substantial number of common shares on the open market could decrease the market price of our common shares and the value of your investment.

MARKET FOR OUR COMMON SHARES

The common shares of the Company are listed on the Toronto Stock Exchange under the symbol “TNX”. The common shares of the Company are also listed on the NYSE American under the symbol “TRX.” There is no public market for the Warrants.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common shares by the selling shareholders.

However, we will receive proceeds from the sale of common shares upon the exercise of the Warrants held by selling shareholders. Any net proceeds we receive will be used for general corporate and working capital or other purposes that the Board of Directors deems to be in the best interest of the Company.  As of the date of this prospectus, we cannot specify with certainty the particular uses for the net proceeds we may receive.  Accordingly, we will retain broad discretion over the use of these proceeds, if any.

8

DETERMINATION OF OFFERING PRICE

The selling shareholders will offer common shares at the prevailing market prices or a privately negotiated price as it may determine from time to time.

The offering price of our common shares to be sold by the selling shareholders does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. The facts considered in determining the offering price were our financial condition and prospects, our limited operating history and the general condition of the securities market.

In addition, there is no assurance that our common shares will trade at market prices in excess of the offering price as prices for common shares in any public market will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity.

REGISTERED OFFERING OF COMMON SHARES
AND PRIVATE PLACEMENT OF WARRANTS

On February 11, 2021, we completed the closing of a registered direct offering of 32,923,078 common shares, without par value, at a purchase price per share of $0.65, for aggregate gross proceeds of approximately $21.4 million, before deducting placement agent fees and offering expenses payable by us with certain institutional accredited investors (the “Purchasers”).

In a concurrent private placement, or Private Placement, we sold to warrants to the Purchasers, or Common Warrants, to purchase a total of 16,461,539 common shares at an exercise price of $0.80 per share which are exercisable six months after, and expire five years from, the date of issuance. The closing of the Private Placement occurred on February 11, 2021. In connection with the exercise of the Common Warrants, A.G.P. will receive from the Company a cash fee equal to 7.0% of the exercise price.

The Company engaged A.G.P./Alliance Global Partner or A.G.P. to serve as placement agent for the registered direct offering and Private Placement. In connection with the registered direct offering and Private Placement, we issued warrants to A.G.P. (the Placement Agent Warrants”) to purchase 1,1,52,308 common shares. The Placement Agent Warrants have an exercise price equal to $0.80 and are exercisable 180 days after the date of issuance and for five years from such date. The Placement Agent Warrants have substantially similar terms to the Common Warrants.

The common shares underlying the Placement Agent Warrants and the Common Warrants are being registered for resale hereunder.

Pursuant to the Securities Purchase Agreement, we are required to file a registration statement registering the common shares underlying the Warrants as promptly as reasonably practicable following closing and seek effectiveness thereunder as soon as reasonably practicable thereafter and in any event no later than 180 days after the closing. In the event that a registration statement registering the common shares underlying the Warrants is not effective by the 180 day after February 11, 2021 or is not otherwise available upon exercise of the Warrants, the Purchaser and Placement Agent will have the right to exercise their Warrants on a cashless basis.

SELLING SHAREHOLDERS

This prospectus covers the possible resale by the selling shareholders identified in the table below of 17,613,847 common shares underlying the Warrants. The selling shareholders may sell some, all or none of their common shares. We do not know how long the selling shareholders will hold the Warrants, whether any will exercise the Warrants, and upon such exercise, how long such selling shareholders will hold the common shares before selling them, and we currently have no agreements, arrangements or understandings with the selling shareholders regarding the sale of any of the common shares.

9

Except with respect to the following, none of the selling shareholders has, or within the past three years has had, any position, office or other material relationship with us.

Each of Harry Ioannou, George Anagnostou, Keith Donofrio, Zachary Grodko, James Tang, David Bocchi, Carmelo Cataudella, Emanuel Cohen, Joseph Haughton and Tom Higgins are affiliated with A.G.P, a registered broker-dealer, which served as our placement agent for the registered direct offering of our common shares and Private Placement for our Common Share Warrants that closed on February 11, 2021 in which it received cash and warrant compensation. In connection with the offerings A.G.P. served as a placement agent; and A.G.P. and each of Harry Ioannou, George Anagnostou, Keith Donofrio, Zachary Grodko, James Tang, David Bocchi, Carmelo Cataudella, Emanuel Cohen, Joseph Haughton and Tom Higgins, as a designee of A.G.P., has received Placement Agent Warrants to purchase our common shares.

The following table presents information regarding the selling shareholders and the common shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling shareholders without regard to ownership limitations set forth in the applicable agreements or other documents relating to such shares, including (i) all of the shares offered hereby, and (ii) to our knowledge, all other securities held by each of the selling shareholders as February 11, 2021, and reflects their respective holdings as of February 11, 2021. Accordingly, the selling shareholder beneficial ownership set forth in the tables may not reflect such selling shareholder’s actual beneficial ownership as of the date of this prospectus. Except for the ownership of the common shares and as described below, each selling shareholder has not had any material relationship with us within the past three years. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. Further, for purposes of calculation of Beneficial Ownership, it is assumed that all of the Warrants are immediately exercisable.

Name of Selling Shareholder	Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering(2)	Shares Beneficially Owned After Offering
			Number	Percentage
Hudson Bay Master Fund Ltd. c/o Hudson Bay Capital Management LP 777 Third Ave., 30th Floor New York, NY 10017 (3)	4,615,385 (3)	1,538,461	3,076,923	1.13%
Intracoastal Capital, LLC 2211A Lakeside Drive Bannockburn, IL 60015(4)	4,615,385(4)	1,538,462	3,076,923	1.13%
L1 Capital Global Opportunities Master Fund 161A Shedden Road, 1 Artillery Court, PO Box 10085 Grand Cayman KY1-1001, Cayman Islands (5)	4,615,385(5)	1,538,462	3,076,923	1.13%
Anson Investment Master Fund LP 155 University Avenue, Suite 207 Toronto, Ontario Canada M5H 3B7 (6)	3,461,538	1,153,846	2,307,692	*
Anson East Master Fund LP 155 University Avenue, Suite 207 Toronto, Ontario Canada M5H 3B7 (7)	1,153,846	384,615	769,231	*
CVI Investments by Heights Capital Management, Inc. c/o Heights Capital Management, Inc. 101 California Street, Suite 3250 San Francisco, CA 94111 (8)	4,615,385	1,538,462	3,076,923	1.13%

10

Name of Selling Shareholder	Shares Beneficially Owned Before this Offering(1)	Shares to be Sold in this Offering(2)	Shares Beneficially Owned After Offering
			Number	Percentage
Sabby Volatility Warrant Master Fund, Ltd. c/o Sabby Management, LLC 10 Mountainview Road, Suite 205 Upper Saddle River, NJ 07458 (9)	4,615,386	1,538,462	3,076,924	1.13%
Iroquois Master Fund Ltd. 125 Park Avenue, 25th Floor New York, NY 10017 (10)	2,923,077	769,231	2,153,846	*
Iroquois Capital Investment Group, LLC 125 Park Avenue, 25th Floor New York, NY 10017(11)	1,692,308	769,231	923,077	*
FiveT Capital AG/Five T Investment Management FiveT Capital AG Allmendstrasse 140 8041 Zurich, Switzerland (12)	4,615,384	1,538,461	3,076,923	1.13%
S.H.N. Financial Investments Ltd. Herzliya Hills Arik Einstein 3, Herzliya, Israel 8th Floor, Office Number 8E11 (13)	3,230,767	1,076,922	2,153,845	*
Alto Opportunity Master Fund, SPC c/o Ayrton Capital LLC 55 Post Road West, 2nd Floor Westport, CT 06880 (14)	4,615,385	1,538,462	3,076,923	1.13%
Ionic Ventures, LLC 3053 Fillmore Street Suite 256 San Francisco, CA 94123 (15)	4,615,386	1,538,462	3,076,924	1.13%
A.G.P./Alliance Global Partners 590 Madison Avenue New York, NY 10022 (16)	403,308	403,3088	-	-
Harry Ioannou (17)	147,496	147,496	-	-
George Anagnostou (18)	110,622	110,622	-	-
Keith Donofrio (19)	55,310	55,310	-	-
Zachary Grodko (20)	36,873	36,873	-	-
James Tang (21)	18,437	18,437	-	-
David Bocchi (22)	103,708	103,708	-	-
Carmelo Cataudella (23)	46,092	46,092	-	-
Emanuel Cohen (24)	46,902	46,902	-	-
Joseph Haughton (25)	172,846	172,846	-	-
Tom Higgins (26)	11,524	11,524	-	-

*Less than 1%

 (1)       Under the terms of the Warrants, the number of common shares that may be acquired by a selling shareholder upon any exercise of a Warrant is generally limited to the extent necessary to ensure that, following such exercise, such selling shareholder would not, together with its affiliates and any other persons or entities whose beneficial ownership of our common shares would be aggregated with such selling shareholder for purposes of Section 13(d) of the Exchange Act, beneficially own in excess of a specified percentage of the total number of common shares then issued and outstanding and/or the then combined voting power of all of our voting securities. In addition, as noted in footnote (2), the number of shares shown under the column titled “Shares to be Sold in this Offering” is shown without regard to the foregoing limitations on exercise and assumes that all of the Warrants are immediately exercisable.

11

 (2)       The number of common shares offered hereby, for each selling shareholder, consists solely of the shares underlying the Warrants issued to such selling shareholder. The shares underlying the Warrants will become eligible for sale by the selling shareholders under this prospectus only as the Warrants are exercised. In addition, the number of common shares offered hereby shown under the column titled “Shares to be Sold in this Offering” includes the maximum number of common shares underlying the Warrants without regard to the limitations on exercise described in footnote (1) above and assumes all of the Warrants are immediately exercisable.

 (3)       Represents 3,076,923 common shares and 1,538,461 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

 (4)       Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act of the securities reported herein that are held by Intracoastal.

 (5)       Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. David Feldman is a director of L1 Capital Global Opportunities Master Fund and may be deemed to having voting and investment power over the securities listed in the table above. Such Selling Shareholder’s address is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

 (6)       Represents 2,307,692 common shares and 1,153,846 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

 (7)       Represents 769,231 common shares and 384,615 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Anson Advisors Inc and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP (“Anson”), hold voting and dispositive power over the common shares held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these common shares except to the extent of their pecuniary interest therein. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands.

 (8)       Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. ("CVI"), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of common shares underlying the warrants purchased by the investor.

 (9)       Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Sabby Management, LLC, the investment manager of Sabby Volatility Warrant Master Fund, Ltd., and Hal Mintz, manager of Sabby Management, LLC, may be deemed to share voting and dispositive power with respect to these securities. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the common shares listed except to the extent of their pecuniary interest therein. The principal business address of Sabby Volatility Warrant Master Fund, Ltd. is c/o Ogier Fiduciary Services (Cayman) Limited, 89 Nexus Way, Camana Bay, Grand Cayman KY1-9007, Cayman Islands. The principal business address of Sabby Management, LLC and Hal Mintz is 10 Mountainview Road, Suite 205, Upper Saddle River, New Jersey 07458.

 (10)     Represents 2,153,846 common shares and 769,231 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Iroquois Capital Management L.L.C. is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the common shares held by Iroquois Capital Management and Iroquois Master Fund. The selling shareholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

 (11)     Represents 2,153,846 common shares and 769,231 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the shares held by Iroquois Capital Investment Group LLC. The selling stockholder’s address is 125 Park Avenue, 25th Floor, New York, New York 10017.

 (12)     Represents 3,076,923 common shares and 1,538,461 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. The business address is c/o FiveT Capital AG, Allmendstrasse 140, 8041 Zurich, Switzerland. Johannes Minho Roth has investment and disposition power over the shares of common shares. Wieland Michael Kreuder has investment and disposition power over the common shares.

12

 (13)     Represents 2,153,845 common shares and 1,076,922 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. The fund's beneficial owner is Hadar Shamir and Nir Shamir.

 (14)     Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Ayrton Capital LLC, the investment manager to Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B, has discretionary authority to vote and dispose of the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B and may be deemed to be the beneficial owner of these shares. Waqas Khatri, in his capacity as Managing Member of Ayrton Capital LLC, may also be deemed to have investment discretion and voting power over the shares held by Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B. Ayrton Capital LLC and Mr. Khatri each disclaim any beneficial ownership of these shares. The address of Ayrton Capital LLC is 55 Post Rd West, 2nd Floor, Westport, CT 06880.

 (15)       Represents 3,076,923 common shares and 1,538,462 common shares underlying the warrants. The warrants are only exercisable to the extent that the holders thereof and their affiliates would beneficially own no more than 4.99% of the outstanding common shares after exercise. Brendan O’Neil and Keith Coulston are the managers of Ionic and in such capacity have joint voting and dispositive control over the shares being offered under this prospectus. Mr. O’Neil and Mr. Coulston each disclaim beneficial ownership of the reported securities except to the extent of their pecuniary interest therein..

 (16)       Represents 403,308 common shares underlying the Placement Agent Warrants.

 (17)       Represents 147,496 common shares underlying the Placement Agent Warrants.

 (18)       Represents 110,622 common shares underlying the Placement Agent Warrants.

 (19)       Represents 55,310 common shares underlying the Placement Agent Warrants.

 (20)       Represents 36,873 common shares underlying the Placement Agent Warrants.

 (21)       Represents 18,437 common shares underlying the Placement Agent Warrants.

 (22)       Represents 103,708 common shares underlying the Placement Agent Warrants.

 (23)       Represents 46,092 common shares underlying the Placement Agent Warrants.

 (24)     Represents 46,092 common shares underlying the Placement Agent Warrants.

 (25)     Represents 172,846 common shares underlying the Placement Agent Warrants.

 (26)     Represents 11,524 common shares underlying the Placement Agent Warrants.

PLAN OF DISTRIBUTION

The common shares held by the selling shareholders may be sold, distributed, transferred or otherwise disposed of from time to time by the selling shareholders directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be sold on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The sale of the selling shareholders’ common shares offered by this prospectus may be effected in one or more of the following methods:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
●	transactions involving cross or block trades;
●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
●	an exchange distribution in accordance with the rules of the applicable exchange;
●	in privately negotiated transactions;

13

●	short sales after the registration statement, of which this prospectus forms a part, becomes effective;
●	broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;
●	through the writing of options on the shares;
●	a combination of any such methods of sale; and
●	any other method permitted pursuant to applicable law.

In order to comply with the securities laws of certain states, if applicable, the common shares of the selling shareholders may be sold in the states only through registered or licensed brokers or dealers. In addition, in certain states, such common shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling shareholders may also sell common shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling shareholders may transfer the common shares by other means not described in this prospectus.

In connection with the sale of the common shares or interests in common shares, the selling shareholders may enter into hedging transactions, provided that to the extent such hedging transactions involve short sales to be covered by the Shares, such transactions occur only after the effective date of the registration statement of which this prospectus forms a part with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell common shares short after the effective date of the registration statement of which this prospectus is a part and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions after the effective date of the registration statement of which this prospectus is a part with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling shareholders may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholder and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that the selling shareholders will attempt to sell common shares in block transactions to market makers or other purchasers at a price per share which may be below the then market price. The selling shareholders cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling shareholder.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares held by the selling shareholders as agents may receive compensation in the form of commissions, discounts, or concessions from the selling shareholders and/or purchasers of the common shares for whom the broker-dealers may act as agent.  The selling shareholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling shareholders acquired the securities offered hereby in the ordinary course of business and have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their common shares, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of common shares by the selling shareholders. If we are notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of common shares, if required, we will file a supplement to this prospectus.

14

With regard only to the shares it sells for its own behalf, each selling shareholder may be deemed an “underwriter” within the meaning of the Securities Act.  This offering as it relates to each selling shareholder will terminate on the date that all shares issued to and issuable to such selling shareholder that are offered by this prospectus have been sold by the selling shareholder.

We may suspend the sale of shares by the selling shareholders pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

If the selling shareholders use this prospectus for any sale of the common shares, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act.

We have agreed to indemnify the selling shareholders against certain liabilities, including under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus

Regulation M

The anti-manipulation rules of Regulation M under the Exchange Act of 1934, as amended (the “Exchange Act”) may apply to sales of our common shares and activities of the selling shareholders.

We have advised the selling shareholders that while they are engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

DESCRIPTION OF COMMON SHARES

The description below of our capital shares is a summary and is qualified in its entirety by reference to our Articles of Incorporation (“Articles”). For a complete description, you should refer to our Articles a copy of which is on file with the SEC.

Our Articles authorizes the issuance of an unlimited number of common shares, without par value. As of May 1, 2021, there were common shares outstanding.

Each holder of common shares is entitled to one vote for each share on all matters submitted to a vote of the shareholders, except matters that relate only to one or more of the series of preferred share, and each holder does not have cumulative voting rights. Accordingly, the holders of a majority of the common shares entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose.

Subject to preferences that may be applicable to any then outstanding preferred shares, holders of common shares are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common shares will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding preferred shares.

Holders of common shares have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common share. All outstanding common shares are, and the common shares underlying the Warrants offered for resale under this prospectus, when issued and paid for, will be fully paid and nonassessable. The rights, preferences and privileges of the common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred share which we may designate in the future.

15

DESCRIPTION OF WARRANTS

In the Private Placement, we sold to Common Warrants to purchase up to an aggregate of 16,461,539 common shares at an initial exercise price of $0.80 per share to the Purchasers. Each Common Warrant will be exercisable six months after the date of issuance and will have a term of five years from the date of issuance. The exercise price and the number of common shares underlying the Common Warrants are subject to adjustment upon the occurrence of specified events, including stock dividends, stock splits, combinations and reclassifications of our common shares. A.G.P. will receive a cash fee equal to 7% of the cash exercise price of the Common Warrant.

Holders of the Common Warrants may exercise their Common Warrants to purchase our common shares at any time six months after the date of issuance and prior to the expiration date. A holder will not have the right to exercise any part of the Warrants if the holder (together with certain parties) would beneficially own in excess of 4.99% or 9.99% of the number of common shares outstanding immediately after giving effect to the exercise, as such percentage threshold and ownership is determined in accordance with the terms of the Common Warrants.

After the six month anniversary of the issue date, the holder may, in its discretion, elect to exercise the Common Warrants. In the event that a registration statement covering the issuance or resale of the Common Warrants and Common Warrant Shares is not available for the issuance or resale of such Common Warrants or Common Warrant Shares, the holder thereof may elect a cashless exercise in which case such holder would receive the net number of common shares determined according to the formula set forth in the Common Warrants.

Except as otherwise provided in the Common Warrants or by virtue of such holder's ownership of our common shares, the holders of Common Warrants do not have the rights or privileges of holders of our common shares, including any voting rights, until they exercise their Common Warrants.

We also issued to issue to A.G.P. the Placement Agent Warrants to purchase 1,1,52,308 common shares. The Placement Agent Warrants have an exercise price equal to $0.80 and are exercisable 180 days after the date of issuance and for five years from such date.

COMPARISON OF ALBERTA AND DELAWARE CORPORATE LAW
COMPARISON OF SHAREHOLDER RIGHTS

The Company is a corporation governed by the Business Corporations Act (Alberta) (“BCA”). The BCA differs in some material respects from the laws generally applicable to corporation in states within the United States. We are providing the following discussion, for illustration purposes only, a summary of certain material differences affecting Delaware corporations under the Delaware General Corporation Law (the “DGCL”) and the BCA. This summary is qualified in its entirety by reference to the DGCL, the BCA, and the Company’s articles.

16

	Delaware	Business Corporations Act (Alberta)
Stockholder/ Shareholder Approval of Business Combinations; Fundamental Changes

Under the DGCL, certain fundamental changes, such as amendments to the certificate of incorporation, a merger, consolidation, sale, lease, exchange or other disposition of all or substantially all of the property of a corporation not in the usual and regular course of the corporation’s business, or a dissolution of the corporation, are generally required to be approved by the affirmative vote of the holders of a majority of the outstanding stock present in person or represented by proxy and entitled to vote on the matter, unless a corporation’s certificate of incorporation or the bylaws require a higher percentage.

However, generally under the DGCL, stockholder approval is not required if the number of shares of common stock, including securities convertible into common stock, of a corporation issued in a merger does not exceed 20% of its stock outstanding immediately prior to the effective date of the merger. In certain situations, the approval of a business combination may require approval by a certain number of the holders of a class or series of shares. In addition, Section 251(h) of the DGCL provides that stockholders of a constituent corporation need not vote to approve a merger if: (i) the merger agreement permits or requires the merger to be effected under Section 251(h) and provides that the merger shall be effected as soon as practicable following the tender offer or exchange offer, (ii) a corporation consummates a tender or exchange offer for any and all of the outstanding stock of such constituent corporation that would otherwise be entitled to vote to approve the merger, (iii) immediately following the consummation of the offer, the stock accepted for purchase or exchanges plus the stock owned by the consummating corporation equals at least the percentage of stock that would be required to adopt the agreement of merger under the DGCL, (iv) the corporation consummating the offer merges with or into such constituent corporation and (v) each outstanding share of each class or series of stock of the constituent corporation that was the subject of and not irrevocably accepted for purchase or exchange in the offer is to be converted in the merger into, or the right to receive, the same consideration to be paid for the shares of such class or series of stock of the constituent corporation irrevocably purchased or exchanged in such offer.

The DGCL does not contain a procedure comparable to a plan of arrangement under BCA.

Under the BCA and the Company’s articles, certain alterations, such as changes to authorized share structure, continuances, into or out of province, certain amalgamations, sales, leases or other dispositions of all or substantially all of the property of the company (other than in the ordinary course of business) liquidations, dissolutions, and certain arrangements are required to be approved by ordinary or special resolution as applicable.

An ordinary resolution is a resolution (i) passed at a shareholders’ meeting by a simple majority of the votes cast by shareholders voting shares that carry the right to vote at general meetings, or (ii) passed, after being submitted to all of the shareholders holding shares that carry the right to vote at general meetings, by being consented to in writing all of the shareholders entitled to vote on the resolution.

A special resolution is a resolution (i) passed by not less than two-thirds of the votes cast by the shareholders voting shares that carry the right to vote at general meetings who voted in respect of the resolution at a meeting duly called and held for that purpose or (ii) passed by being consented to in writing by all shareholders entitled to vote on the resolution.

Holders of multiple voting shares and subordinate voting shares vote together at all meetings of shareholders except meetings at which only holders of a particular class are entitled to vote.

Under the BCA, an action that prejudices or interferes with a right or special right attached to issued shares of a class or series of shares must be approved by a separate special resolution of the holders of the class or series of shares being affected.

Arrangements are permitted under the BCA. In general, a plan of arrangement is approved by a corporation’s board of directors and then is submitted to a court for approval. It is customary for a corporation in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a special resolution of shareholders, including holders of shares not normally entitled to vote. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement.

The BCA does not contain a provision comparable to Section 251(h) of the DGCL.

17

Special Vote Required for Combinations with Interested Stockholders/ Shareholders

Unless a Delaware corporation’s certificate of incorporation provides that it elects not to be governed by Section 203 of the DGCL, a Delaware corporation may not engage in a business combination with an interested stockholder for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) the board of directors of the corporation, prior to the time of the transaction in which the person became an interested stockholder, approves either the business combination or the transaction in which the stockholder becomes an interested stockholder; (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by directors and officers of the corporation and shares held in certain types of employee stock plans); or (iii) the board of directors and the holders of at least two-thirds of the outstanding voting stock not owned by the interested stockholder approve the business combination on or after the time of the transaction in which the person became an interested stockholder.

For purposes of Section 203, the DGCL, subject to specified exceptions, generally defines an interested stockholder to include any person who, together with that person’s affiliates or associates, (i) owns 15% or more of the outstanding voting stock of the corporation (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or (ii) is an affiliate or associate of the corporation and owned 15% or more of the outstanding voting stock of the corporation at any time within the previous three years.

The BCA does not contain a provision comparable to Section 203 of the DGCL with respect to business combinations.

18

Appraisal Rights; Rights to Dissent

Under the DGCL, a stockholder of a corporation participating in some types of major corporate transactions may, under varying circumstances, be entitled to appraisal rights pursuant to which the stockholder may receive cash in the amount of the fair market value of his or her shares in lieu of the consideration he or she would otherwise receive in the transaction.

For example, a stockholder is entitled to appraisal rights in the case of a merger or consolidation if the shareholder is required to accept in exchange for the shares anything other than: (i) shares of stock of the corporation surviving or resulting from the merger or consolidation, or depository receipts in respect thereof; (ii) shares of any other corporation, or depository receipts in respect thereof, that on the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 shareholders; (iii) cash instead of fractional shares of the corporation or fractional depository receipts of the corporation; or (iv) any combination of the foregoing.

The BCA provides that shareholders of a corporation are entitled to exercise dissent rights in respect of certain matters and to be paid the fair value of their shares in connection therewith. The dissent right is applicable where the corporation resolves to (i) alter its articles to alter the restrictions on the powers of the corporation or on the business it is permitted to carry on; (ii) approve certain amalgamations; (iii) approve an arrangement, where the terms of the arrangement or court orders relating thereto permit dissent; (iv) sell, lease or otherwise dispose of all or substantially all of its property; or (v) continue the corporation into another jurisdiction.

Dissent may also be permitted if authorized by resolution. A court may also make an order permitting a shareholder to dissent in certain circumstances.

19

Stockholder/ Shareholder Consent to Action Without Meeting

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action that can be taken at a meeting of the stockholders may be taken without a meeting if written consent to the action is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take the action at a meeting of the stockholders.

Although it is not customary for public companies to do so, under the BCA, shareholder action without a meeting may be taken by a consent resolution of shareholders signed by all of the shareholders entitled to vote on that resolution. A consent resolution is as valid and effective as if it was a resolution passed at a meeting of shareholders.
Special Meetings of Stockholders/ Shareholders	Under the DGCL, a special meeting of shareholders may be called by the board of directors or by such persons authorized in the certificate of incorporation or the bylaws.	Under the BCA, a special meeting of shareholders may be called by the board of directors.
Distributions and Dividends; Repurchases and Redemptions

Under the DGCL, subject to any restrictions contained in the certificate of incorporation, a corporation may pay dividends out of its capital surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared or the preceding fiscal year, as long as the amount of capital of the corporation following the declaration and payment of the dividend is not less than the aggregate amount of the capital represented by issued and outstanding shares having a preference upon the distribution of assets. Surplus is defined in the DGCL as the excess of the net assets over capital, as such capital may be adjusted by the board.

A Delaware corporation may purchase or redeem shares of any class for cash or other property except when its capital is impaired or would be impaired by the purchase or redemption. A corporation may, however, purchase or redeem out of capital shares that are entitled, upon any distribution of its assets, to a preference over another class or series of its shares or, if no shares entitled to a preference are outstanding, any of its shares if such shares will be retired and the capital reduced.

Under the BCA, unless its charter or an enactment provides otherwise, a corporation may pay a dividend in money or other property (including by issuing shares by way of dividend) unless there are reasonable grounds for believing that the corporation is insolvent, or the payment of the dividend would render the corporation insolvent.

The BCA provides that no special rights or restrictions attached to a series of any class of shares confer on the series a priority in respect of dividends or return of capital over any other series of shares of the same class.

Under the BCA, the purchase or other acquisition by a corporation of its shares is generally subject to solvency tests similar to those applicable to the payment of dividends (as set out above). The Company is permitted, under its articles, to acquire any of its shares, subject to the special rights and restrictions attached to such class or series of shares and the approval of its board of directors.

Under the BCA, subject to solvency tests similar to those applicable to the payment of dividends (as set out above), a corporation may redeem, on the terms and in the manner provided in its articles, any of its shares that has a right of redemption attached to it.

20

Vacancies on Board of Director	Under the DGCL, a vacancy or a newly created directorship may be filled by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, unless otherwise provided in the certificate of incorporation or bylaws. Any newly elected director usually holds office for the remainder of the full term expiring at the annual meeting of stockholders at which the term of the class of directors to which the newly elected director has been elected expires.

Under the BCA and the Company’s articles, a vacancy among the directors may be filled by a quorum of directors, except in the case of a vacancy resulting from an increase in the number of directors or from a failure to elect the minimum number of directors required by the Company’s articles.

If there is not a quorum of directors, or if there has been a failure to elect the minimum number of directors required by the Company’s articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Under the BCA and if permitted by a corporation’s articles, directors of the corporation may, between annual general meetings, appoint one or more additional directors to serve until the next annual general meeting, but the number of directors shall not at any time exceed 1/3 of the number of directors who held office at the expiration of the last annual meeting of the corporation.

Removal of Directors; Terms of Directors	Under the DGCL, except in the case of a corporation with a classified board or with cumulative voting, any director or the entire board may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. If a Delaware corporation has a classified board, unless its certificate of incorporation provides otherwise, any director or the entire board may only be removed by stockholders for cause.	The BCA provides for the removal of a director by ordinary resolution passed at a special meeting of the shareholders. All directors are eligible for re-election or re-appointment.

21

Inspection of Books and Records	Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person has the right during usual business hours to inspect the corporation’s books and records for a proper purpose.

Under the BCA, directors and shareholders, including their agents and legal representatives, may, without charge, inspect certain of the records of a corporation.

Public corporations, upon payment of a reasonable fee, must provide any requesting person with certain information regarding the identity and holdings of its shareholders.

Amendment of Governing Documents

Under the DGCL, a certificate of incorporation may be amended if: (i) the board of directors adopts a resolution setting forth the proposed amendment, declares the advisability of the amendment and directs that it be submitted to a vote at a meeting of shareholders; provided that, unless required by the certificate of incorporation, no meeting or vote is required to adopt an amendment for certain specified changes; and (ii) the holders of a majority of the outstanding shares of stock entitled to vote on the matter approve the amendment, unless the certificate of incorporation requires the vote of a greater number of shares.

If a class vote on the amendment is required by the DGCL, a majority of the outstanding stock of the class is required, unless a greater proportion is specified in the certificate of incorporation or by other provisions of the DGCL.

Under the DGCL, the board of directors may amend a corporation’s bylaws if so authorized in the certificate of incorporation. The shareholders of a Delaware corporation also have the power to amend bylaws.

The BCA provides that substantive changes to a corporation’s articles (such as a change in the corporation’s authorized share structure or a change in the special rights or restrictions that may be attached to a certain class or series of shares) may be made only by special resolution of the shareholders of the corporation.

The BCA permits the directors to make amendments to any of a corporation’s bylaws that regulate the business or affairs of the corporation by resolution. Any such amendment is required to be submitted to the shareholders at the next shareholder meeting to be confirmed, rejected or amended by ordinary resolution.

Our articles provide that certain changes to the Company’s share structure and any creation or alteration of special rights and restrictions attached to a series or class of shares be done by way of ordinary resolution. However, if a right or special right attached to a class or series of shares would be prejudiced or interfered with by such an alteration, the BCA requires that holders of such class or series of shares must approve the alteration by a sperate special resolution of those shareholders.

22

Indemnification of Directors and Officers

Under the DGCL, subject to specified limitations in the case of derivative suits brought by a corporation’s stockholders in its name, a corporation may indemnify any person who is made a party to any action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding, provided that there is a determination that: (i) the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation; and (ii) in a criminal action or proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful. Without court approval, however, no indemnification may be made in respect of any derivative action in which an individual is adjudged liable to the corporation, except to the extent the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity.

The DGCL requires indemnification of directors and officers for expenses (including attorneys’ fees) actually and reasonably relating to a successful defense on the merits or otherwise of a derivative or third-party action.

Under the DGCL, a corporation may advance expenses to any director or officer relating to the defense of any proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified.

Under the BCA, a corporation may indemnify: (i) a current or former director or officer of that corporation; or (ii) a current or former director or officer of another corporation if, at the time such individual held such office, the corporation was an affiliate of the corporation, or if such individual held such office at the corporation’s request against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal, administrative or other legal proceeding or investigative action (whether current, threatened, pending or completed) in which he or she is involved because of that person’s position as an indemnifiable person, unless: (i) the individual did not act honestly and in good faith with a view to the best interests of such corporation or the other entity, as the case may be; or (ii) in the case of a proceeding other than a civil proceeding, the individual did not have reasonable grounds for believing that the individual’s conduct was lawful. A corporation cannot indemnify an indemnifiable person if it is prohibited from doing so under its articles. In addition, a corporation must not indemnify an indemnifiable person in proceedings brought against the indemnifiable person by or on behalf of the corporation or an associated corporation, except where the indemnifiable person was substantially successful on the merits in their defense of the proceedings and would otherwise be entitled to indemnification. A corporation may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an indemnifiable person in respect of that proceeding, but if it is ultimately determined that the payment of expenses was prohibited, the indemnifiable person will repay any amounts advanced. On application from an indemnifiable person, a court may make any order the court considers appropriate in respect of an eligible proceeding.

As permitted by the BCA, the Company’s articles require it to indemnify its directors, officers, former directors or officers (and such individual’s respective heirs and legal representatives) and permit the Company to indemnify any person to the extent permitted by the BCA.

23

Limited Liability of Directors	The DGCL permits the adoption of a provision in a corporation’s certificate of incorporation limiting or eliminating the monetary liability of a director to a corporation or its shareholders by reason of a director’s breach of the director’s fiduciary duties, except for (i) any breach the duty of loyalty to the corporation or its shareholders; (ii) any act or omission not in good faith or involving intentional misconduct or a known violation of law; (iii) any breach in which the director obtains an improper personal benefit from the corporation; or (iv) the unlawful payment of a dividend or the unlawful approval a stock repurchase.

Under the BCA, a director or officer of a corporation must (i) act honestly and in good faith with a view to the best interests of the corporation; (ii) exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances; (iii) act in accordance with the BCA and the regulations thereunder; and (iv) subject to (i) to (iii), act in accordance with the articles and bylaws of the corporation. These statutory duties are in addition to duties under common law and equity.

No provision in a contract or the articles of a company may relieve a director or officer of a company from the above duties.

Under the BCA, a director is not liable for certain acts if the director has otherwise complied with his or her duties and relied, in good faith, on (i) financial statements of the company represented to the director by an officer of the company or in a written report of the auditor of the company to fairly reflect the financial position of the company, (ii) a written report of a lawyer, accountant, engineer, appraiser or other person whose profession lends credibility to a statement made by that person, (iii) a statement of fact represented to the director by an officer of the company to be correct, or (iv) any record, information or representation that the court considers provides reasonable grounds for the actions of the director, whether or not that record was forged, fraudulently made or inaccurate or that information or representation was fraudulently made or inaccurate. Further, a director is not liable if the director did not know and could not reasonably have known that the act done by the director or authorized by the resolution voted for or consented to by the director was contrary to the BCA.

24

Blank Check Preferred Stock/Shares

Under the DGCL, the certificate of incorporation of a corporation may give the board the right to issue new classes of preferred shares with voting, conversion, dividend distribution, and other rights to be determined by the board at the time of issuance, which could prevent a takeover attempt and thereby preclude shareholders from realizing a potential premium over the market value of their shares.

In addition, the DGCL does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

Under the Company’s articles, the preferred shares may be issued in one or more series. Accordingly, the Company’s board of directors is authorized, without shareholder approval, but subject to the provisions of the BCA, to determine the maximum number of shares of each series, create an identifying name for each series and attach such special rights or restrictions, including dividend, liquidation and voting rights, as the Company’s board of directors may determine, and such special rights or restrictions, including dividend, liquidation and voting rights, may be superior to those of the subordinate voting shares and multiple voting shares. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change of control of the Company and might adversely affect the market price of the Company’s subordinate voting shares and the voting and other rights of the holders of subordinate voting shares. Under the BCA, each share of a series of shares must have the same special rights or restrictions as are attached to every other share of that series of shares. In addition, the special rights or restrictions attached to shares of a series of shares must be consistent with the special rights or restrictions attached to the class of shares of which the series of shares is part.

In addition, the BCA does not prohibit a corporation from adopting a shareholder rights plan, or “poison pill,” which could prevent a takeover attempt and also preclude shareholders from realizing a potential premium over the market value of their shares.

MATERIAL CHANGES

Except as otherwise described in our Annual Report on Form 20-F, as amended, for the fiscal year ended August 31, 2020, as amended, and in our Reports on Form 6-K filed or submitted under the Exchange Act and incorporated by reference herein and as disclosed in this prospectus, no reportable material changes have occurred since August 31, 2020.

25

LISTING

Our common shares are listed on NYSE American and Toronto Stock Exchange under the symbols “TRX” and “TXN”.

There is no established public trading market for the Warrants and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any national securities exchange or other nationally recognized trading system.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common shares is Odyssey Trust Company, Stock Exchange Tower 350, 300 5th Avenue SW, Calgary, Alberta Canada T2P 3C4; 888-290-1175.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Miller Thomson LLP, Vancouver, Canada and Lewis Brisbois Bisgaard & Smith, LLP San Francisco, California with respect to matters of United States law.

EXPERTS

The consolidated financial statements of the Company, incorporated by reference in the Company's Annual Report (Form 20-F), as amended, for the year ended August 31, 2020, have been audited by Dale Matheson Carr-Hilton Labonte LLP, independent registered public accounting firm, as set forth in their report thereon. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Information relating to certain of the Company’s mineral properties in this prospectus and the documents incorporated by reference herein has been derived from reports, statements or opinions prepared or certified by Virimai Projects (Virimai) and Crundwell Metallurgy (Crudnwell) and this information has been included in reliance on such company’s expertise.

ENFORCEABILITY OF CIVIL LIABILITIES

The enforcement by investors of civil liabilities under U.S. federal securities laws may be affected adversely by the fact that we are incorporated under the laws of the Province of Alberta, Canada, that many of our officers and directors are residents of countries other than the United States, that some of the experts named in this prospectus are residents of countries other than the United States, and that some of our assets and the assets of said persons are located outside the United States.

In particular, it may be difficult to bring and enforce suits against us or said persons under U.S. federal securities laws. It may be difficult for U.S. holders of our common shares to effect service of process on us or said persons within the United States or to enforce judgments obtained in the United States based on the civil liability provisions of the U.S. federal securities laws against us or said persons. In addition, a shareholder should not assume that the courts of Canada (i) would enforce judgments of U.S. courts obtained in actions against us, our officers or directors, or other said persons, predicated upon the civil liability provisions of the U.S. federal securities laws or other laws of the United States, or (ii) would enforce, in original actions, liabilities against us, our officers or directors or other said persons predicated upon the U.S. federal securities laws or other laws of the United States.

26

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

TANZANIAN GOLD CORPORATION

17,613,847 Common Shares

May 14, 2021